Option Exchange Exhibit (a)(1)(O) • Because substantially all of the stock options that were previously issued to our employees and executive officers are underwater, Vince is offering to exchange the outstanding stock options for restricted stock units • Renewing incentives for employees that are aligned with the incentives of Vince and its stockholders • If you participate in the option exchange and have your stock options exchanged, you will receive restricted stock units in return- 0 –

Terms of Restricted Stock Units in Option Exchange Vesting • Vesting will be reset • 10% on April 19, 2019; 20% on April 17, 2020; 25% on April 16, 2021 and 45% on April 15, 2022 • You have to be employed through each vesting date Exchange Ratio • 1-to-1.7857 (rounded to the nearest whole number) • Every stock option will be exchange for 1.7857 restricted stock units Other Terms • Governed by Vince’s 2013 Omnibus Incentive Plan and grant agreement 1 CONFIDENTIAL - 1 -

Option Exchange Example • You currently hold 1,000 stock options, 500 of which are vested and unexercised • If you decide to participate in the Option Exchange, you have to exchange all of your 1,000 stock options • When the Option Exchange process is completed, you will be granted in return, 1,786 restricted stock units • None of these restricted stock units will be vested at the time of grant regardless of whether the exchanged stock options were vested 2 CONFIDENTIAL - 2 -

How to Participate in the Option Exchange • You will be receiving in mail at your home address the following: • The Offer to Exchange, which provides details of the Option Exchange • Election Form • Withdrawal Form • To participate in the Option Exchange, please fill out the election form and • Mail to the attention of General Counsel at Vince New York office; or • Email the form to optionexchange@vince.com • DO NOT HAND DELIVER OR INTEROFFICE MAIL THE ELECTION FORM 3 CONFIDENTIAL - 3 -

Participating in the Option Exchange • Election Forms (and Withdrawal Forms, if applicable) must be received before: 11:59 p.m. Eastern Time on May 25, 2018 • Your participation is voluntary • No one in the company can recommend or discourage you to participate • You must consult your own trusted advisors including legal and tax • You can change your election as many times as you want until the deadline • You have to be employed by Vince through the completion of Option Exchange 4 CONFIDENTIAL - 4 -